SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2005

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Maiden Lane, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Sales Agreements

On August 15, 2005, Capital Lease Funding, Inc. (“we”) entered into a separate sales agreement with each of Cantor Fitzgerald & Co. and Brinson Patrick Securities Corporation (each a “Sales Manager”). Pursuant to each agreement, we have agreed to sell through the Sales Manager, as our agent, from time to time, up to 2,400,000 shares of our common stock. The agreement with Cantor Fitzgerald & Co. also permits us to sell through them up to 2,400,000 shares of our preferred stock as we may subsequently designate.

These sales, if any, will be made on or through the facilities of the New York Stock Exchange, to or through a market maker, or to or through an electronic communications network, at prices prevailing at the time of the sale, or in any other manner permitted by law (including privately negotiated transactions). These sales, if any, will be made by the Sales Manager on a best efforts basis.

The compensation to the Sales Manager will consist of a commission ranging from 2.0% to 3.0% of the gross sales price per share sold, depending upon the aggregate proceeds raised by the Sales Manager. We have agreed to provide indemnification and contribution to the Sales Manager against liabilities, including liabilities under the Securities Act of 1933, as amended.

The description of the sales agreements is qualified by reference to the complete agreements that are attached hereto as exhibits and are incorporated herein by reference.

Amendment to Warehouse Agreement

On August 16, 2005, we entered into an amendment to our master repurchase agreement with Wachovia Bank, N.A. The repurchase agreement, which we initially entered into in September 2004, is a $250.0 million uncommitted facility that permits us to finance asset investments on a short-term basis prior to obtaining long-term financing. Please see our Form 10-K for the year ended December 31, 2004 for a detailed discussion of the terms of our repurchase agreement with Wachovia Bank.

Pursuant to the amendment, we and Wachovia Bank agreed, among other things, to extend the term of the repurchase agreement until August 15, 2006.

The description of the amendment is qualified by reference to the complete amendment that is attached hereto as an exhibit and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 11, 2005, we completed the acquisition of five real properties for an aggregate purchase price of $97.5 million. Each property is net leased to the United States Government. The purchase price was determined through arms-length negotiations and includes approximately $36.3 million of debt we assumed.

The five properties are summarized below:

Property Description	Location	Rentable Square Feet	Lease Maturity
Federal Bureau of Investigation (FBI) Field Office	Birmingham, Alabama	86,199	5/8/2020
Drug Enforcement Agency (DEA) and Bureau of Alcohol, Tobacco, Firearms and Explosives (ATF) Office Building	Birmingham, Alabama	35,616	*
Occupational Safety and Health Administration (OSHA) Technical Center	Sandy, Utah	75,000	11/30/2023
Environmental Protection Agency (EPA) Regional Science and Technology Building	Kansas City, Kansas	71,979	3/31/2023
Social Security Administration (SSA) Office Building	Austin, Texas	23,311	*
Total		292,105

* The DEA/ATF and SSA office buildings are under construction and are expected to be completed between December 2005 and March 2006, respectively. Each of the DEA/ATF and SSA buildings is subject to an in-place lease with rent commencing upon completion of the building and continuing thereafter for 15 years. The tenant has the right to terminate the lease on the SSA property after 10 years.

Since each property is leased to a single tenant on a long-term basis under a lease that transfers substantially all of the operating costs to the tenant, and our investment underwriting on each property was based on the financial strength of the tenant, management believes that the financial condition and results of operations of the tenant, the United States Government, is more relevant to investors than financial statements of the property acquired.

The following summary financial data regarding the United States Government is taken from the 2004 Financial Report of the United States Government (the “2004 Financial Report”), which is publicly available at www.fms.treas.gov. More detailed financial information is available in the 2004 Financial Report.

	For the Fiscal Year Ended
	9/30/2004	9/30/2003
	(audited)
	(in billions)
Statement of Operations
Total revenue	$1,912.7	$1,796.0
Net operating cost	$(615.6)	$(667.6)

	As of the Fiscal Year Ended
	9/30/2004	9/30/2003
	(audited)
	(in billions)
Balance Sheet
Total assets	$1,397.3	$1,405.4
Long-term debt	$4,329.4	$3,944.9
Net position	$(7,709.8)	$(7,094.2)

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with our acquisition of the above properties, we assumed debt of approximately $36.3 million, including $14.67 million on the OSHA property and $21.67 million on the EPA property. We also issued $35.5 million of mortgage debt on the FBI, DEA/ATF and SSA properties.

OSHA Property Assumed Debt

The debt on the OSHA property represents taxable revenue bonds that bear interest at a coupon rate of 6.28% and mature in January 2024. The debt is non-recourse to us but is secured by a mortgage on the OSHA property and our rights under the lease with the United States Government. Interest on the bonds is payable semi-annually. We are required to make semi-annual principal payments on the bonds beginning in July 2007. We can redeem the bonds beginning in 2011 at 102% of the principal amount, beginning in 2012 at 101% of the principal amount and beginning in 2013 at 100% of the principal amount.

We have the right to redeem the bonds at 100% of the principal amount upon various changes in circumstances, including upon condemnation of a material part of the property or substantially all of the property being damaged by fire or casualty.

If we default in our obligations under the bond indenture, the trustee may declare the principal outstanding and accrued interest immediately due and payable. We have the right to cure a default of non-payment obligations.

EPA Property Assumed Debt

The debt on the EPA property also represents taxable revenue bonds. The terms of the bonds are summarized as follows:

Original Principal Amount	Current Principal Amount	Coupon Rate	Annual Principal Payments Begin	Maturity
$680,000	$275,000	6.75%	October 1, 2003	October 1, 2005
1,720,000	1,720,000	7.00%	October 1, 2006	October 1, 2009
6,690,000	6,690,000	7.41%	October 1, 2010	October 1, 2016
12,985,000	12,985,000	7.65%	October 1, 2017	October 1, 2022
$22,075,000	$21,670,000

The debt is non-recourse to us but is secured by our rights under our lease with the United States Government. Interest on the bonds is payable semi-annually. We can redeem the bonds scheduled to mature in 2016 and 2022 beginning in 2010 at 102% of the principal amount, beginning in 2011 at 101% of the principal amount and beginning in 2012 at 100% of the principal amount.

We have the right to redeem the bonds at 100% of the principal amount upon various changes in circumstances, including upon condemnation of a material part of the property or substantially all of the property being damaged by fire or casualty.

If we default in our obligations under the bonds, the trustee may declare the principal outstanding and accrued interest immediately due and payable. We have the right to cure a default of non-payment obligations.

Mortgage Debt

On August 16, 2005, we issued $35.5 million of mortgage debt on the FBI, DEA/ATF and SSA properties. The mortgage notes we issued are summarized in the following table:

Property	Face Amount of Mortgage Note (in thousands)	Interest Rate	Maturity Date	Balloon at Maturity (in thousands)
FBI	$18,800	5.23%	September 2015	$17,050
DEA/ATF	11,280	5.23%	September 2015	10,225
SSA	5,391	5.23%	September 2015	4,880

Debt service on the notes is payable monthly. During an “interest-only” period of 48 months, only interest is payable on the notes. We generally may not prepay the notes, but we have the right to defease the notes after a lockout period if certain conditions are satisfied. Defeasance generally allows us to have the lender’s lien on our assets released if we deposit with the lender an amount equal to the outstanding principal balance of the relevant note plus any additional amounts necessary to purchase fixed rate obligations that provide for payments equal to or greater than the payments required under the relevant note.

The notes are generally non-recourse to us but are secured by a mortgage on the property and an assignment of the underlying lease and rents on the property. The notes generally include non-recourse exceptions for certain losses, damages or expenses to the lender, including those incurred as a result of the following:

•	waste to the mortgaged property or damage to the mortgaged property as a result of our intentional misconduct or gross negligence;

•	the existence of hazardous substances or radon on the mortgaged property or the failure to comply with environmental laws or regulations with respect to the mortgaged property; and

•
a fraud or material misrepresentation committed by us or any person authorized to act on our behalf or the failure of us or anyone authorized to make statements on our behalf to disclose a material fact.

The notes become fully recourse if we fail to comply with covenants prohibiting us from transferring or further encumbering the mortgaged property or requiring us to take (or refrain from taking) various actions in order to preserve the borrower’s status as a single-purpose entity.

Each note is subject to customary events of default, including the failure to pay principal and/or interest on the note, our failure to comply with our obligations under the loan documents (subject to our right to remedy defaults that may be cured) or the determination that any representation or warranty made in the loan documents is false or misleading in any material respect. Upon such event of default, each note will, at the option of the payee, become immediately due and payable. In the event of such an acceleration, we will also be required to pay a prepayment premium to maintain the lender’s expected yield through the maturity date. Additional interest and prepayment fees may also be due if the note is accelerated during the first four years of the note term.

Additional Intercompany Debt

In connection with each mortgage financing, we also issued a corporate credit note. The face amounts of the corporate credit notes aggregate approximately $4.3 million, the notes have the same coupon rate and maturity date as the mortgage notes, are fully amortizing, and are made to our operating partnership, Caplease, LP.

In connection with each of the OSHA and EPA property acquisitions, we also issued a mezzanine note. The face amounts of the mezzanine notes aggregate approximately $5.5 million, the notes have an interest rate of 5.40% and a maturity date of September 2020, are fully amortizing, and are made to our operating partnership, Caplease, LP.

Because the corporate credit notes and mezzanine loans represent intercompany debt, they are eliminated from our financial statements in consolidation. We are, however, able to use these intercompany notes as additional collateral for our future long-term financing structures such as a collateralized debt obligation, or CDO.

Item 9.01. Financial Statements and Exhibits.

(b) Pro forma financial information.

To be filed by amendment as soon as practicable, but not later than 71 days after the date that the initial report on Form 8-K must be filed.

(c) Exhibits

Exhibit	Description

10.1	Sales Agreement, dated as of August 15, 2005, between Cantor Fitzgerald & Co. and Capital Lease Funding, Inc.
10.2	Sales Agreement, dated as of August 15, 2005, between Brinson Patrick Securities Corporation and Capital Lease Funding, Inc.
10.3	Amendment No. 1 to Master Repurchase Agreement, dated as of August 16, 2005, by and between Caplease, LP, Capital Lease Funding, Inc., Caplease Services Corp. and Wachovia Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By:	/s/ Shawn P. Seale
Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer

DATE: August 17, 2005